FBR Capital Markets 1st Q 2008 Investor Call

PAUL BEATTIE: Thank you. Good morning. This is Paul Beattie, Director of Investor Relations of FBR Capital Markets. Before we begin this morning’s call, I would like to remind everyone that statements concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates, and any other guidance on present or future periods constitute forward-looking statements.

These forward-looking statements are subject to a number of factors, risks, and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.

These factors include, but are not limited to, the effect of demand for public offerings, activity in the secondary securities markets, interest rates, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political, and market conditions.

Additional information concerning these factors that could cause results to differ materially is contained in FBR Capital Markets’ annual report on Form 10-K, and in quarterly reports on Form 10-Q.

I would now like to turn the call over to Eric Billings, Chairman and Chief Executive Officer of FBR Capital Markets. Also joining us this morning are Rick Hendrix, President and Chief Operating Officer of FBR Capital Markets, and Brad Wright, FBR Capital Markets Chief Financial Officer.

ERIC BILLINGS: Thank you, Paul, and good morning. Before I comment relative to our specific first quarter results, I’d like to take a moment to comment on the environment. In my years in the business, through numerous market upheavals, closures and disruptions, I can’t recall any market as challenging as the one we are now experiencing. Never, within such a short period of time, have any of us seen the likes of a bulge bracket banking firm bailout, a high-profile mortgage company liquidation, and broad base write-downs and recapitalizations across the financial services industry.

This is clearly a very difficult market. To predict what’s next would be impossible. However, in this environment, our capital structure and overall liquidity will provide significant strength to our market position and allow us to prudently pursue market opportunities.

Now to our results. As you have seen from the release, FBR Capital Markets had a net after-tax loss of $10.2 million or 16 cents a share on the quarter.

These results include expenses and charges, primarily severance costs, business development expenses, and a non-cash tax charge relating to past grants of restricted stock — that are higher than normal — along with write-downs on merchant banking investments. These items, which I will discuss in detail in a few minutes, totaled approximately $16 million. And absent these items, the company would have generated an operating profit for the first quarter.

Our capital markets revenue were $102 million, about $40 million higher than in the fourth quarter of 2007. We had record institutional brokerage revenues of $31.8 million for the quarter and raised $2.9 billion in nine transactions, four of which we lead managed, and we completed five merger and acquisition advisory assignments. Of the transactions, the $1.35 billion private debt offering, we led managed for Thornburg Mortgage, underscores the characteristics that are most reflective of the strengths of our firm.

Because we are the sole or lead book-runner on the majority of our equity transactions; and because we, more than any other investment bank, have a proven distribution platform that can provide access to investor capital through large institutional private placements, or 144As, we have a distinct competitive advantage during times of market dislocation.

Challenging markets don’t mean that there aren’t compelling and worthy transactions, particularly recapitalizations that need to get done and because of the capabilities I’ve just mentioned, we believe we will see, compete for, and win more than our fair share. Even a small number of such transactions can generate significant revenues. The Thornburg recapitalization, for which we acted as the lead placement agent and financial advisor, is clearly a case in point.

We continue to believe that 2008 is going to be a low-growth year with curtailed capital markets activity, both here and overseas. And while we feel we are well-positioned to weather this upheaval, in January and February we took steps — including a 10 percent workforce reduction — to eliminate fixed costs, not directly in support of either 2008 revenue production or targeted growth initiatives. While $3.1 million in severance costs were expensed in the first quarter, the full impact of the associated staff reduction and other cost-management steps will not be seen until the second quarter and beyond.

In addition to this severance expense, the first quarter end results also included approximately $5 million of business development expenses that are high relative to the remainder of the year, and $5 million of write-downs on merchant banking and other long-term investments. We also incurred a $2.6 million non-cash tax charge related to past restricted stock grants which, in large part, offset a $3.4 million tax benefit.

At the close of the quarter, we had 11 merchant banking portfolio investments, with an investment value of $54 million, compared to $58.3 million at the close of the fourth quarter of 2007. These impairment charges related to four investments in companies in the specialty finance sector.

Our backlog continues to be relatively strong, given market conditions, and, as a firm that has historically performed well in challenging environments, we are well positioned with $500 million in equity, more than $300 million in cash, no debt, to capitalize on the kind of situations that arise in times of market dislocation.

While we will continue, as noted earlier, to manage cost levels appropriate to expected business volumes, we will also take every advantage of this market environment by being aggressive in adding and upgrading talent to support future growth.

We indicated in our February call that the annual results included a relatively small contribution from the company’s liquid capital available for investment. We continue to evaluate opportunities for the profitable deployment of that capital.

As we have emphasized before, historically FBR Capital Markets has managed to do well through difficult times. And while we have confidence that we will do that again by taking advantage of our core strengths and our capital structure, we foresee what will undoubtedly continue to be an extremely challenging environment for an extended period.

We will now open the call to questions.

OPERATOR: At this time, if you would like to ask a question, press star then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q and A roster.

Your first question comes from Dan Fannon.

ERIC BILLINGS: Dan?

OPERATOR: Your first question comes from the line of Dan Fannon.

DAN FANNON: Hello.

ERIC BILLINGS: Hi, Dan.

DAN FANNON: Okay. Sorry about that. What is the fee you guys earned from the TMA deal, just broken that out separately? And then --

ERIC BILLINGS: Dan, we earned about $44 million in revenues I should say from the TMA transaction.

OPERATOR: Sir, are you ready for the next question? ERIC BILLINGS: Is that it or did he get cut off? Dan, is that it?

OPERATOR: Mr. Fannon?

OPERATOR: Okay. The next question comes from Roger Freeman of Lehman Brothers.

ROGER FREEMAN: Hi. Good morning. Can you hear me?

ERIC BILLINGS: Yes, Roger, we can.

ROGER FREEMAN: All right. So, just -- I just want to clarify, the Thornburg transaction is in the first quarter revenue; is that correct?

ERIC BILLINGS: Correct.

ROGER FREEMAN: Okay. Can you — I guess, can you give us a sense, a flavor for, you know, the current environment, what is in the backlog, in terms of maybe industry concentrations, I know you’ve been trying to expand your overall industry exposures. Is it predominantly financial-related, given the refinancing activity right now?

ERIC BILLINGS: You know, I would say, Roger, that our backlog is, you know, reasonably broad. Having said that, I think the transactions that have highest likelihood of being done effectively are in the financial area, in areas of recapitalization, or creation companies that are — you know, in essence, starting from cash and taking advantage of the opportunity to invest into some of the difficulties, and the disarray in the credit markets. So, I think there’s a likely in the near term to be where we will do most of our activity. I think the markets are most receptive to these kinds of opportunities.

ROGER FREEMAN: Have you — do you feel — pretty well-positioned for recap activity, and what kind of reception has your work on Thornburg gotten you? Has it generated incoming calls from clients?

RICK HENDRIX: Roger, it has. And I think Thornburg was a very good recent example of some of the things that we do particularly well. But I think beyond just that transaction, you know, particularly in the financial services sector, there is broad recognition of our ability to execute on recapitalization transactions.

And there is going to be, I think, a much higher number of those transactions across the industry than people fully appreciate yet. There have been, obviously, a number of very high profiles, very large deals that have gotten done over the last two or three weeks, but there is much more to come. And they’re not all going to be $8, and $10, and $15 billion deals. There are going to be a lot of transactions that are in $200 million to billion range, because this is a problem for financial services industry that is not narrowly — or not narrow in scope.

ERIC BILLINGS: Just a couple of comments, Roger, right now. I think the first round of this break in the capital markets has been visibly seen and borne by the largest institutions. But I certainly have an opinion that it is very likely to spill over to the mid-sized and even smaller institutions, and will require a need for capital in many different types of companies; and/or provide an opportunity to create companies that can invest like the Ellington Financial Company that we helped Ellington create last summer. These kinds of opportunities I think could be quite significant.

Our history, as you probably know, Roger, we started the company back in 1989 in the last reasonably comparable break in the credit markets, and obviously we had very, very good success back then recapitalizing the largest bank and thrift-savings banks and thrifts in the United States. In the early 2001, 2002, 2003, time frame coming out of a downturn, not as severe as this for sure, but coming out of a downturn, we also had similar — similarly very good success.

So, I think our history bodes quite well for our ability to take advantage of these kinds of situations and obviously our balance sheet puts us in a position where, as we all know, there are many highly, very talented people that are going to be available to potentially bring into the company and to help build and take the company to a better — higher level than we had been historically. That’s our history. We’re optimistic we can continue to do that.

But, again, I want to stress that it is a — it’s a very difficult environment. And, so, we — as always, we’ll be bumpy.

ROGER FREEMAN: Yeah. And, if you think about, you know, in that environment, the type of deals you’ll do. How should we think about those from a fee perspective, cause Thornburg was debt at the lower spread but was a larger transaction. But if we’re talking about smaller ones and, you know, they’re non-144A types of transactions, right, I guess the expectation would be that the underwriting fee percentages will go down. Is that a fair assumption?

RICK HENDRIX: Roger, if its a public deal, we are, in virtually all cases going to have co-managers and we’ll end up with, you know, a low percentage of the overall fee. But I think you’re going to see transactions that are private, are public. And I think that, given the nature of this market, these are going to be full-fee transactions.

ERIC BILLINGS: The other point I’d make to that, Roger, is, again, remember speed is of greater importance in these circumstances more typically. And that — and those obviously would lend themselves very, very significantly to the 144A execution — or the private execution, because of the need for speed. And those will much more typically be full-fee executions.

When you think about our business, basically we need to raise somewhere around $500 to $600 million, between $500 and $700 million a quarter, to get to our break-even level. Obviously that can be one transaction for a company or two of our average size transactions in a quarter.

ROGER FREEMAN: Right.

ERIC BILLINGS: And, so, it’s not an enormous task, but it’s one we’re going to have to work very hard to do and to exceed. But, again, ala the Thornburg transaction, you know, I think our ability — demonstrated ability in a very short time frame — in a matter of weeks – to have structured that transaction, a very complex transaction and to raise that quantity of capital with over 50 institutions around the United States and Europe, really speaks very, very loudly to our abilities to do these things. And I do believe the market and corporate clients do recognize that.

ROGER FREEMAN: Okay. What was the total private placement revenues in the quarter, out of your 65 million in capital -- total capital raising?

RICK HENDRIX: It was a high proportion, it was about 58 of the 65.

ROGER FREEMAN: Okay. The last question and I’ll jump back in the queue. Have you done any of these perpetual 144s that you have been trying to, you know, develop that market yet?

RICK HENDRIX: The longest one we’ve done, Roger, is a three-year registration period. And in that particular case the investors actually have a right to vote on whether or not they want to have the shares registered. So, I think, while there is still interest in going that direction, as we’ve talked about in the past, there is a higher premium on liquidity today than in most markets. And, so, while I clearly believe that that is a market that is going to continue to develop, I don’t think you’re going to see a bunch of perpetual 144As in the next couple of quarters.

ROGER FREEMAN: Right. Okay. All right. Thanks. I’ll jump back in. ERIC BILLINGS: Thanks, Roger. OPERATOR: Your next question comes from Dan Fannon of Jeffries. DAN FANNON: I’ll try this again here. In terms of the TMA deal, did you guys invest any of your own capital in that transaction?

RICK HENDRIX: We did, Dan, but it was a modest investment. We invested $5 million in the transaction.

DAN FANNON: Okay. And then, just turning to your balance sheet here, it seems as if there’s a bunch of mortgage-backed securities that showed up, in just under $400 million funded through some repos. Can you talk about that a little bit?

RICK HENDRIX: Sure. Those are agency floaters. And that’s simply an effort to enhance kind of the return on our cash in a cash-management vehicle. You can see it’s a small investment relative to the overall balance sheet. And we have term financing against those assets. And we think it will bump our overall yield on the cash by about a percent over the course of the year.

DAN FANNON: Okay. And, just in terms of the capital your tangible book is $7.65 or around there. I mean, what is your thoughts towards buy-back programs, towards using that capital towards share repurchases or, you know, other investments?

RICK HENDRIX: Well, clearly share repurchases are one of the things that we constantly evaluate, but in particularly in an environment like this, where the stocks trading and our overall liquidity. That is one of the real opportunities we have in front of us.

And, as you know, there are always a lot of considerations that need to be taken into account regarding any share repurchase. But that clearly is an opportunity for the company today. And we’ll evaluate it against our other investment opportunities.

I will say that we feel very good about where the balance sheet is right now. And, while we clearly want to take advantage of opportunities in the market regarding our own stock, we would not want to meaningfully change the capital structure of the company.

DAN FANNON: Okay. And then the business development expenses, the 5 million, what — can I get a little more color onto what those were and why it’s one time versus on-going expenses?

RICK HENDRIX: Yeah, it’s not, Dan, that it’s one-time. It’s a much higher proportion of business development in the first quarter to the tune of about 5 million. And that has to do with, you know, our branding costs are skewed in that direction because of the timing of the FBR Open.

DAN FANNON: So, this is — I mean, if you were going to go on it next year, you’re going to have 5 million more in the first quarter than normal?

RICK HENDRIX: Yeah, I fully — yeah, on a full-year basis that’s accurate. That’s why it’s not really nonrecurring, it’s just much higher in the first quarter than it is in the following quarters. And, so, to get a sense for where our overall expense level will be in the coming quarters, it’s just important that people understand that that number won’t be there in the second, third, or fourth quarters this year.

DAN FANNON: Okay. So, but, are you anticipating some of these other -- will severance costs be there in the second quarter?

RICK HENDRIX: The severance cost should be much lower in the second quarter. We did a 10 percent workforce reduction in the first quarter. And we don’t anticipate a similar type of activity. And, so, that would not be there in the second, third, or fourth quarters.

DAN FANNON: Okay. All right. Thank you very much. ERIC BILLINGS: Thanks, Dan. OPERATOR: Your next question comes from Terry Babe of ThinkPanmure.

TERRY BABE: Thanks. Good morning. I have just a couple of questions here. So, in terms of, I guess where you’re at with the severance and the head-count reductions, expecting probably around the middle of the year to reach kind of a run-rate basis, where does the breakeven stand? Can you update us on that?

BRAD WRIGHT: Yeah. I think, Terry, on the — on a cash basis, we’re looking at kind of mid-70s. We do have some other — mid-70 million on capital markets revenue. We do have some other noncash costs, in terms of stock comp, and so on that might drive that towards eighty.

TERRY BABE: Okay. And then, I guess, just thinking about the noncomp items as we progress throughout the year. I mean, how should we think about that as, you know, kind of a percentage of your revenue, or on a fixed-dollar basis?

BRAD WRIGHT: On a fixed-cost basis? Yeah, I would say fixed costs probably running, we’re looking at something in the 30 percent range.

TERRY BABE: Okay. That’s all I have. Thanks. ERIC BILLINGS: Thank you.

OPERATOR: Again, if you would like to ask a question, simply press star and the number one on your telephone keypad.

Your next question comes from Roger Freeman of Lehman Brothers.

ROGER FREEMAN: Hi. Just a couple of follow-ups. So, I think there was a comment in the prepared remarks about the taxes, you called out the charge was an offsetting gain. Can you just walk through that again?

BRAD WRIGHT: Yeah, the noncash charge relates to vesting of grants done a couple of years ago, where the distribution actually occurs at a lower stock price. So that the tax expense is a lower deduction than the original book cost. What we’re saying its offsetting is just the tax benefit from the operating loss.

ROGER FREEMAN: Oh, okay. Got it. Okay. In the advisory business, can you tell us what kind of a head count you have in there now? I think the last we had was six or so. You guys have been building up that business. But I’m just wondering, has that got reduced in the, you know, the firm-wide reductions earlier in the year?

RICK HENDRIX: When we say six or so, Roger, I think MDs. Yeah, six managing directors. We’re at the same level. The head count reduction did not involve any managing directors in our advisory business.

ROGER FREEMAN: Okay. And then just so I’m not — on that comp expense, so, I think — you said that there was, I believe, 7 million of severance in the numbers?

RICK HENDRIX: No, 3.1 million severance is in the number.

ROGER FREEMAN: Oh, 3.1. Okay. So, if I back that out, we’re basically at, what, $68 million into $104, so that’s 65 percent comp to revenue? Yes, that’s running above, you can call it, the mid-50s target just because of the absolute level of revenue at this point, right? I mean, that’s the way it —

RICK HENDRIX: Yes, it’s the absolute level of revenue. But there’s some other things, you know, as there always are, in the numbers. So, for instance, when you have a write-down in the merchant area, or we also had losses in some of our investments in our own mutual funds, which is just seed money. And that totaled about 5 million. And when you look at that versus kind of the investment income, let’s say in the first quarter of ‘07, where we actually did run 54 percent comp to not revenues, those are sort of noncompensable revenues, or they’re compensable in a very low level. And, so, when those things move around, when the investment earnings move up or down, they also have a big impact on the comp to not revenue number.

ROGER FREEMAN: Right.

RICK HENDRIX: So, there are a number of things that are going on in there, but we actually are running where we would expect to, in terms of both fixed and variable compensation. And, you know, the absolute rough level of revenues also do have an impact on that.

ROGER FREEMAN: Uh-huh. Okay. Speaking of asset management, you just talked a little bit about what’s going on there in flows. It looks like mutual funds, I think, were down 17 percent or so, and AUM obviously a big chunk of that is market performance. But it looks like there were still outflows there. Can you talk about where those were?

RICK HENDRIX: Sure. They were primarily in the mutual fund area and there have been flows out of equity funds generally. We have a particular focus and great track record in some of the financial services funds. And, obviously given the market dislocation, you know, the investors have pulled back, with regard to financial services exposure. The Focus Fund, which is our biggest fund, which has very significant inflows a year ago because we reopened that fund, has had some outflows. And, so, it’s a function of the overall market. And we would expect that to reverse from a flow standpoint as performance, you know, starts to move in the other direction.

ROGER FREEMAN: Okay. Last question, just so I can get the bigger picture again. Maybe, Eric, how do you think about market volatility and sort of corporate client views towards capital raising, you know, in down markets or volatile market? There’s a lot of uncertainties so they tend to not want to pursue capital — equity capital raising transactions. Now we’ve seen some improvement in the markets over the past month or so. Have you seen any increase in client engagement around doing deals? And how do you think about, like, how long you need to see market stability before you start to see a backlog rebuild?

ERIC BILLINGS: So, Roger, it’s — obviously it’s a great question and really it is difficult to answer because every market is different. I think we would look at this and say that the — sort of the advantage in this kind of a market is many times companies have no choice. They have to raise capital. And that — the relevance there is that valuation really doesn’t matter.

ROGER FREEMAN: Right.

ERIC BILLINGS: This is really an important consideration, because there — in these kinds of environments, the ability to raise capital quickly, effectively, and very importantly with a high certainty of success becomes much, much more paramount. And I think that’s where we are really focusing our people. And again, as we said, cautiously optimistic, we will see continued opportunities of some significance in those regard.

I think that the other side of it, though, obviously is where companies do not have to raise capital, it is the on-going challenge between valuation, and in difficult tough markets valuations are tougher.

Having said that, you know, look, these markets are down, but they’re not really down very much, given the pain and the disarray, and the chaos, in many respects that’s taking place in the United States and to some degree in the world, the stock market actually continues to act, you know, with incredible resilience.

History would say whether its right or wrong, history would say it’s likely to continue to do that, to hang in there through this. And, therefore, valuations don’t need to be terrible to get done. But in small, mid-capital arena, where liquidity is very important, valuations clearly do suffer. And to be successful in executing transactions, which is the reason we have less activity more broadly, and I would expect that to continue in a general sense.

ROGER FREEMAN: Okay. That’s helpful. Thanks. OPERATOR: There are no further questions at this time.

ERIC BILLINGS: Thanks everybody for joining us. We appreciate it. We'll talk to you next quarter.